UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 7, 2012

Lattice Semiconductor Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 N. E. Moore Court
Hillsboro, Oregon 97124-6421
(Address of principal executive offices, including zip code)

(503) 268-8000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On February 7, 2012, David E. Coreson notified the Board of Directors of Lattice Semiconductor Corporation (the “Company”) that he will be retiring from his service on the Board of Directors when his current term expires at the Company's 2012 annual shareholders meeting.
On February 7, 2012, the Board of Directors reduced the number of directors serving on the Company's Board of Directors from nine to eight effective immediately prior to the Company's 2012 annual shareholders meeting.
Also on February 7, 2012, upon the recommendation of the Compensation Committee, the Board of Directors approved the FY2012 Cash Incentive Plan (the “2012 Plan”). The chief executive officer and other executive officers are eligible to participate in the 2012 Plan. Under the 2012 Plan, individual cash incentive payments for the chief executive officer and other executive officers will be based both on Company performance, as measured by achievement of operating income (before incentive plan accruals) and revenue goals within specified ranges established by the Compensation Committee, and individual performance, as measured by the achievement of personal management objectives.
The Compensation Committee will determine the performance of the chief executive officer, the chief financial officer and other participants based on the achievement of management objectives established by the committee during the first fiscal quarter of 2012.
The target cash incentive award under the 2012 Plan for each of the Company's named executive officers is established as a percentage of their respective annual salaries as follows:

Name	FY2012 Target Cash Incentive Award	FY2012 Maximum Cash Incentive Award	FY2012 Annual Salary
Darin Billerbeck, President and Chief Executive Officer	100%	150%	$450,000
Joseph Bedewi, Corporate Vice President and Chief Financial Officer	50%	100%	$250,000
Sean Riley, Corporate Vice President and General Manager, Infrastructure Business Group	50%	100%	$275,000
Byron Milstead, Corporate Vice President, General Counsel, and Secretary	50%	100%	$275,000
If operating income and revenue performance for FY2012 exceed the threshold levels established for the 2012 Plan, but result in the chief executive officer and/or the other executive officers earning cash payments under the 2012 Plan equal to less than 100% of their respective FY2012 Target Cash Incentive Award amounts, then in addition to these cash payments, these executives will also receive an award of restricted stock units with a value (calculated based on the fair market value per share of the Company's common stock on the grant date) such that for each such executive the amount of the cash payments under the 2012 Plan plus the value of these restricted stock units will equal the lesser of 200% of the value of the cash payment or the executive's FY2012 Target Cash Incentive Award amount.
The cash incentive awards, if any are earned, are expected to be paid, and any restricted stock unit awards, if any are earned, are expected to be granted, in February 2013. The restricted stock unit awards, if any, will vest over two years following the grant date.
Under the 2012 Plan, the aggregate target cash incentive awards for all executive management participants, including the chief executive officer, other executive officers, and other members of senior management, including vice presidents and director-level employees, total approximately $2.7 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Date: February 13, 2012	By:	/s/ Byron W. Milstead
Byron W. Milstead Corporate Vice President, General Counsel and Secretary